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                                                                    EXHIBIT 99.1

For Immediate Release

CONTACT:  DENNIS HURLEY
          VP, Finance/CFO
          (617) 679-1382

                LIFELINE SYSTEMS ADOPTS SHAREHOLDER RIGHTS PLAN


     CAMBRIDGE, Mass.--July 24, 1998--Lifeline Systems, Inc. (NASDAQ: LIFE) announced today that its Board of Directors has adopted a Shareholder Rights Plan in which common stock purchase rights will be distributed as a dividend at the rate of one Right for each share of the Company's Common Stock outstanding as of the close of business on August 3, 1998.

     According to Ronald Feinstein, President and Chief Executive Officer of Lifeline, the Board adopted the Rights Plan as a means of deterring possible coercive or unfair takeover tactics and to prevent a potential acquirer from gaining control of the Company without offering a fair price to all of the Company's shareholders. "Coercive tactics can unfairly pressure shareholders and squeeze them out of their investment without giving them any real choice," said Mr. Feinstein. He added that the Company was not aware of any unsolicited offer or takeover attempt, and that similar Rights Plans have been adopted by over 2, 000 public companies.

     Each Right will entitle Lifeline shareholders to purchase one share of Common Stock of the Company at an exercise price of $110.00. The Rights will be exercisable if another party acquires beneficial ownership of 15% or more of Lifeline's Common Stock, or upon the commencement of a tender or exchange offer that, if consummated, would result in another party acquiring 15% or more of Lifeline's Common Stock (the "Acquiring Person"). Existing holders of more than 10% of
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Lifeline's outstanding Common Stock will be entitled to acquire beneficial ownership of up to 20% of the Lifeline Common Stock under certain circumstances prior to becoming an Acquiring Person.

     In the event of such an acquisition or similar event as described in the Rights Plan, each Right, except those owned by the Acquiring Person, will enable the holder of the Right to purchase that number of shares of Lifeline Common Stock which equals the exercise price of the Right divided by one-half of the market price of such Common Stock.

     In addition, if Lifeline is involved in a merger or other transaction with another company in which it is not the surviving corporation, or it sells or transfers 50% or more of its assets or earning power to another company, each Right will entitle its holder to purchase that number of shares of Common Stock of the acquiring company which equals the exercise price of the Right divided by one-half of the market price of such Common Stock.

     The Company will be entitled to redeem the Rights at $0.001 per Right at any time until the tenth business day following public announcement that a 15% stock position has been acquired or the commencement of a tender or exchange offer that, if consummated, would result in another party acquiring 15% or more of Lifeline's Common Stock and in certain other circumstances. Unless the Rights are redeemed or exchanged earlier, they will expire on July 24, 2008.

     Lifeline is the leading provider of personal response services in the United States and Canada, currently serving approximately 217,000 subscribers from response centers in Cambridge, Mass. and Toronto, Ontario. Lifeline is committed to
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providing reassurance and peace of mind to people who live alone and are faced with isolation and loneliness, as well as the need for emergency response. Lifeline does this by combining dedicated, well-trained people with advanced technology.

     This press release may contain forward-looking statements relating to the future performance of Lifeline Systems, Inc. Forward-looking statements, specifically those concerning future performance, are subject to certain risks and uncertainties, and actual results may differ materially from expectations. These risks and uncertainties include the uncertainty associated with the timing and magnitude of the transition in the company's revenue mix, the risks associated with the development and implementation of the Company's new technology platform and other risk factors detailed from time to time in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-K, Forms 10-Q, and other filings and releases.